LEGG MASON PARTNERS MUNICIPAL FUNDS

                  Certificate of Amendment

The undersigned, Assistant Secretary of Legg Mason Partners Municipal Funds (the "Trust"), a Massachusetts business trust, does hereby certify, pursuant to Section 9.3(c) of the Trust's Restated Declaration of Trust (the "Declaration"), that by action of at least a majority of the Trustees then in office at a meeting duly called and held on June 22, 2006, the Trustees, pursuant to Section 9.3(a) of the Trust's Declaration, changed the name of a series of shares of beneficial interests of the Trust as follows:


Current Series Name               New Series Name

Legg Mason Partners Limited       Legg Mason Partners
Term                              Intermediate-Term
Municipals Fund                  Municipals Fund

This Amendment shall become effective on September 1, 2006 at 9:00 a.m. EDT.

IN WITNESS WHEREOF, the undersigned, Assistant Secretary of the Trust, has executed this Certificate as of the 22 day of August, 2006.


LEGG MASON PARTNERS
MUNICIPAL FUNDS

By     /S/    THOMAS C.
:          MANDIA
       Thomas C. Mandia
     Assistant Secretary